Exhibit 5.1

[Armstrong Teasdale LLP Letterhead]

September     , 2013

Armstrong Energy, Inc.

7733 Forsyth Boulevard, Suite 1625

St. Louis, Missouri 63105

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Armstrong Energy, Inc., a Delaware corporation (the “Issuer”), and each subsidiary of the Issuer named on Schedule I hereto (collectively, the “Guarantors” and together with the Issuer, the “Registrants”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission) of a registration statement on Form S-4 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations thereunder (the “Rules”). The Registration Statement relates to the registration under the Securities Act of the Issuer’s 11.75% Senior Secured Notes Due 2019 ($200,000,000 aggregate principal amount) (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Exchange Guarantees”).

The Exchange Notes and the Exchange Guarantees are to be offered in exchange for the Issuer’s outstanding 11.75% Senior Secured Notes Due 2019 ($200,000,000 aggregate principal amount) issued on December 21, 2012 (the “Outstanding Notes”) and the guarantees of the Outstanding Notes by the Guarantors (the “Initial Guarantees”). The Exchange Notes and the Exchange Guarantees will be issued by the Issuer in accordance with the terms of the indenture (the “Indenture”), dated as of December 21, 2012, among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee.

In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.	the Registration Statement; and

2.	the Indenture.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuer and such agreements, certificates of public officials, certificates of officers or other representatives of the Issuer and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. As to any facts material to the opinions and statements expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon (i) oral or written statements and representations of officers and other representatives of the Issuer and (ii) statements and certifications of public officials and others. We have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

September     , 2013

We have relied, with the Issuer’s permission, upon the opinion of Miller Wells PLLC, special counsel in the State of Kentucky, dated as of the date hereof and filed as Exhibit 5.2 to the Registration Statement, as to the valid existence of Armstrong Logistics Services, LLC (“Logistics”) and Western Land Company, LLC (“Western Land”), the due authorization, execution and delivery of the Indenture by Logistics and by Western Land and the performance of obligations thereunder (including the guarantee as provided therein) by Logistics and by Western Land.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

(i) Each of the Registrants is validly existing in its state of organization and in good standing.

(ii) The Issuer has the power and capacity to execute and deliver the Indenture and to issue the Exchange Notes in accordance with the terms and conditions thereof, and all necessary action has been taken on the part of the Issuer to authorize the execution and delivery of the Indenture, the issuance of the Exchange Notes and the performance by the Issuer of its obligations thereunder.

(iii) Each of the Guarantors has the power and capacity to execute and deliver the Indenture, and all necessary action has been taken on the part of each of the Guarantors to authorize the execution and delivery of the Indenture and the performance by each of the Guarantors of its obligations thereunder (including its guarantee as provided therein).

(iv) The Indenture has been duly authorized, executed and delivered by the Registrants.

(v) When the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement, (a) the Exchange Notes will constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, and (b) the guarantees will remain the valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject in each case to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws relating to affecting creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law).

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture or the Exchange Notes that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived or rendered ineffective under applicable law or (b) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, the laws of the States of Nevada and Kentucky, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. With respect to the laws of the State of Kentucky, the opinions expressed herein are subject to the same qualifications, assumptions and limitations as set forth in such special counsel’s opinion filed as Exhibit 5.2 to the Registration Statement.

The opinions expressed herein are as of the date hereof only and are based on laws, orders, contract terms and provisions and facts as of such date, and we disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in law.

September     , 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or the Rules.

Very truly yours,

SCHEDULE I

Subsidiary Guarantors

Name	Jurisdiction of Incorporation or Organization
Armstrong Air, LLC	Delaware
Armstrong Coal Company, Inc.	Delaware
Armstrong Energy Holdings, Inc.	Delaware
Armstrong Logistics Services, LLC	Kentucky
Western Diamond LLC	Nevada
Western Land Company, LLC	Kentucky